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                                                                   EXHIBIT 10.17

April 13, 2005

Kathy Hollenhorst
13985 Woodland Court
Becker, MN 55308



Dear Kathy,

I'm very pleased to offer you the position of Vice President of Marketing. The terms of your employment are as follows:

START DATE:

To be determined.

COMPENSATION:

Your starting salary will be $7,115.39 bi-weekly. You will be classified as an exempt employee.

VICE PRESIDENT BONUS PROGRAM

As a Vice President, your target bonus potential will be 20% of your base salary. 50% of your bonus will be based on company objectives and the other 50% will be based upon mutually agreed upon objectives, which will be established shortly after your start date. For any employee starting during that year, his or her bonus payment will be prorated to reflect the length of time in the position.

Additionally, you will be eligible to participate in an incremental bonus opportunity in place for the 2005 fiscal year which is designed to motivate and reinforce the commitment to growing Caribou's Earnings Before Income Taxes, Depreciation, and Amortization (EBITDA) and exceeding the Company's plan. For every dollar that the Company exceeds its EBITDA target for the fiscal year, a portion of the incremental earnings will be disbursed in a discretionary manner to the eligible participants. The pool calculations are as follows: a pool of 20% for every dollar exceeding the 2005 EBITDA target up to $1 million over the target. A pool of 25% for every dollar exceeding $1 million over the 2005 EBITDA target.

The division of the final pool will be done in a discretionary manner as determined by the CEO and distributed at his discretion after the close of the fiscal year. All eligible participants will receive a minimum of one-half of the prorated share of the pool provided the participant's performance is at a "meets expectations" level or above and no one individual will receive more than two times his or her pro-rata share. Sr. Executives that have been in their position less than 12 months as of December 31, 2005 will receive a pro-rated share of the individual bonus based on total time in position.

As always, Caribou's bonus programs are contingent upon meeting company objectives and you must be employed on the day checks are cut. Any Bonuses earned will be payable to you on or before March 15th.

STOCK OPTIONS

You will be granted 50,000 stock options at our next offering, subject to the provisions set forth in the Caribou's plan documents. Copies of the plan documents are available for your review upon request.

BENEFITS:

You will be eligible to enroll in Caribou's medical, dental and life benefits the first of the month following 30 days of employment. You will be eligible for other benefits such as 401(k) and short and long-term disability as your years of service at Caribou increase. On your first day, we will provide enrollment material.



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SEVERANCE PAYMENTS:

If a "Triggering Event" occurs within the first two (2) years of your employment, you will be entitled to Severance Payment(s) in an amount equal to one (1) year of salary at your last prevailing rate at the time of termination. The Severance Payment(s) shall be paid, at Caribou's option, in a lump sum at the time, or in bi-weekly installments in accordance with Caribou's normal compensation schedule. The Severance Payment(s) shall be subject to all applicable employee withholding taxes, and Employee will be responsible for all applicable taxes associated with the Severance Payment.

For the purposes of this section, a Triggering Event is defined as follows:

         1. The termination of your employment by Caribou (or any successor) in connection with, and as a result of, a "Change in Control" of the Company. A "Change in Control" is defined as the acquisition by any person or entity (other than Caribou's current shareholders or their affiliates or any combination thereof) of beneficial ownership of 50% or more of either (i) the then outstanding shares of the Company, or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors; provided, however, that the following transactions shall not constitute a Change of Control Event: (A) any acquisition of the Company's stock or voting power through a public offering of shares of stock of the Company, (B) any acquisition of such stock or voting power by the Company, (C) any acquisition of the stock or voting power by any employee benefit, stock option or other plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition of the stock or voting power by any person or entity who, prior to such acquisition, has beneficial ownership of 50% or more of (i) the then outstanding shares of stock, or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors; or

         2. The relocation of Caribou's corporate headquarters outside of the seven-county metro area of Minneapolis/St. Paul and your voluntary or involuntary termination of employment in connection therewith.

Caribou will only be required to make the Severance Payment(s) if and only after you sign the Release attached hereto as "Exhibit A" on or within 21 days following your last date of employment and you do not rescind the Release within 15 days after signing it.

POOLED LEAVE:

As agreed to we will grant 2.5 weeks of pooled leave upon hire and waive the 6-month waiting period. In 2006, you will be eligible for 3 weeks of pooled leave.

NEXT REVIEW:

All employees at the Support Center are reviewed with an opportunity for a merit increase in March of each year. That review considers your performance for the calendar year. For any employee starting during that year, his or her merit increase will be prorated to reflect the length of time in the position.

EMPLOYEE NON-DISCLOSURE, NON-COMPLETE AND NON-SOLICITATION AGREEMENT:

This offer of employment is contingent upon you signing the Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement on your first day of employment. That agreement includes various provisions, some of which restrict certain types of competition designed to protect Caribou Coffee Company, and some of which protect its confidential information and trade secrets. A copy of this agreement is enclosed for your review.



BACKGROUND AND REFERENCE CHECKS:



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Please note that this offer is contingent upon, and may be rescinded if any adverse or untruthful information is found during a routine background check and reference checks.

AT WILL EMPLOYER:

We ask that you understand that while we hope you will always enjoy working with Caribou, you always have the right to terminate your employment at any time, for any reason, without advance notice. Similarly, Caribou reserves the right to terminate your employment at any time, for any reason, without notice or cause.

If you have any questions or concerns about your first day or our offer, please contact me at (763)592-2216. Otherwise, I look forward to having you on board the Caribou Team!

Sincerely,


Karen McBride
Vice President of Human Resources


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                                    EXHIBIT A

                          RELEASE BY KATHY HOLLENHORST

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

         A. I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

         B. CARIBOU means CARIBOU COFFEE COMPANY, INC., any company related to CARIBOU COFFEE COMPANY, INC. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of CARIBOU COFFEE COMPANY, INC.

         C. Company means Caribou, the present and past officers, directors, committees, shareholders, and employees of Caribou; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Caribou (other than multi-employer plans); the attorneys for Caribou; and anyone who acted on behalf of Caribou or on instructions from Caribou.

         D. Offer Letter means my Offer Letter dated April__, 2005, including all of the documents attached to the Offer Letter.

         E. My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

                  1. all claims arising out of or relating to my employment with Caribou or the termination of that employment;

                  2. all claims arising out of or relating to the statements, actions, or omissions of the Company;

                  3. all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes (such as Minn. Stat. Section 176.82);

                  4. all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment;
                           retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

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                  5.       all claims for compensation of any kind, including
                           without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

                  6, all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

                7.      all claims for attorneys' fees, costs, and interest.

                However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for indemnification under the charter documents of the Company or under any applicable state or federal statute.

AGREEMENT TO RELEASE MY CLAIMS. I will receive consideration from Caribou as set forth in the Offer Letter if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Caribou if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though Caribou will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

ADVICE TO CONSULT WITH AN ATTORNEY. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

PERIOD TO CONSIDER THE RELEASE. I understand that I have 21 days following my last day of employment with the Company to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

MY RIGHT TO RESCIND THIS RELEASE. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

PROCEDURE FOR ACCEPTING OR RESCINDING THE RELEASE. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Caribou by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Caribou by hand or by mail within the 15-day rescission period. All deliveries must be made to Caribou at the following address:

                                Karen McBride
                                Vice President of Human Resources
                                Caribou Coffee Company, Inc.
                                3900 Lakebreeze Avenue North
                                Minneapolis, MN 55429


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If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Caribou at the address stated above.

INTERPRETATION OF THE RELEASE. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

MY REPRESENTATIONS. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Caribou. No child support orders, garnishment orders, or other orders requiring that money owed to me by Caribou be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Offer Letter. I am voluntarily releasing My Claims against the Company. I intend this Release and the Letter Agreement to be legally binding.




Dated:
       ------------------               ---------------------------------------
                                        Kathy Hollenhorst